Exhibit 23.4

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

Telephone (214) 368 - 6391 Fax (214) 369 - 4061 WWW.DEMAC.COM

May 7, 2026

Devon Energy Corporation

333 West Sheridan Avenue

Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

We hereby consent to (i) the use of the name DeGolyer and MacNaughton, (ii) references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, and (iii) the use of information from, and the inclusion of, our report of third party dated January 27, 2026, containing our opinion of the proved reserves, as of December 31, 2025, of Devon Energy Corporation (“Devon,” and such opinion, our “Letter Report”), by incorporation by reference into the Registration Statement on Form S-8 (the “Registration Statement”) of Devon (including any amendments thereto).

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716